Exhibit 3.1

ARTICLES OF INCORPORATION
OF
PSB FINANCIAL, INC.

Pursuant to the Maryland General Corporation Law (“MGCL”), the undersigned, being at least eighteen years of age, adopts these Articles of Incorporation of PSB Financial, Inc. (the “Corporation”).

Article I

Name

The name of the Corporation is PSB Financial, Inc.

Article II

Existence

The period of existence shall be perpetual.

Article III

Purpose

The purpose of the Corporation is to act as a bank holding company and to engage in any other lawful activities authorized by the MGCL and the Financial Institutions Article of the Annotated Maryland Code.

Article IV

Capital Stock

The number of shares of capital stock which the Corporation shall have the authority to issue is as follows:

Five million (5,000,000) shares of common stock, par value of $0.01 per share; and

Five hundred thousand (500,000) shares of preferred stock, par value $0.01 per share.

Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of the shareholders of the Corporation. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s unreserved and unrestricted capital surplus. The Board of Directors, pursuant to a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number), and without action by the stockholders, may amend these Articles to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. For the purposes of these Articles, the term “Whole Board” shall mean the total number of directors that the Corporation would have if there were no vacancies on the Board of Directors at the time any such resolution is presented to the Board of Directors for adoption.

Article V

Stock Rights

The preferences, limitation, designation, and relative rights of each class or series of stock are:

A.            Common Stock. Except as provided in this Article V (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the common stock, the holders thereof being entitled to one vote for each share of such common stock standing in the holder’s name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the common stock, holders of common stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefore. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of common stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the common stock have been paid in full any sums to which they may be entitled.

B.            Preferred Stock. The Board of Directors of the Corporation is authorized, to the full extent permitted under the MGCL and the provisions of this Paragraph B, to provide for the issuance of the preferred stock in series, each of such series to be distinctively designated, and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the Corporation consistent with the provisions of this Paragraph B. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the majority of the Board of Directors, without a vote of the holders of the Common Stock or Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the terms of such Common Stock or Preferred Stock.

Before any dividends shall be paid or set apart for payment upon shares of common stock, the holders of each series of preferred stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series. The holders of shares of preferred stock shall have no rights to participate with the holders of shares of common stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such preferred stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of preferred stock shall be entitled to receive out of the assets of the Corporation in money or money’s worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of common stock. The holders of preferred stock shall have no rights to participate with the holders of common stock in the assets of the Corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such preferred stock.

The holders of preferred stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this Paragraph B or are provided, to the extent applicable, by the MGCL.

C.            Preemptive Rights. Except for preemptive rights approved by the Board of Directors pursuant to a resolution approved by a majority of the directors then in office, no holder of the capital stock of the Corporation or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued capital stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for capital stock of any class or series or carrying any right to purchase stock of any class or series.

Article VI

Registered Office

The address of the registered office of the Corporation is located at 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

Article VII

Registered Agent

The name of the registered agent at such address is CSC-Lawyers Incorporating Service Company.

Article VIII

Directors

A.            Directors Power. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. All powers of the Corporation may be exercised by or under the authority of the Board of Directors, except as conferred on or as reserved to the stockholders by law or by these Articles or the Bylaws of the Corporation; provided, however, that any limitations on the Board of Directors’ management or direction of the affairs of the Corporation shall reserve the directors’ full power to discharge their fiduciary duties.

B.            Number of Directors. The number of directors constituting the Board of Directors of the Corporation shall initially be ten (10), which number may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, however, that such number shall never be less than the minimum number of directors required by the MGCL now or hereafter in force. As permitted by § 2-406(b) of the MGCL, the directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, with the term of office of the first class (“Class I”) to expire at the conclusion of the first annual meeting of stockholders, the term of office of the second class (“Class II”) to expire at the conclusion of the annual meeting of stockholders one year thereafter and the term of office of the third class (“Class III”) to expire at the conclusion of the annual meeting of stockholders two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election or for such shorter period of time as the Board of Directors may determine, with each director to hold office until his or her term expires and until his or her successor shall have been duly elected and qualified. The number of directors of the Corporation shall be fixed by, or in the manner provided by, the bylaws of the Corporation. The bylaws may provide for staggering of the terms of directors to the extent and in the manner permitted by MGCL or any successor provision.

C.            No Cumulative Voting. Stockholders shall not be permitted to cumulate their votes in the election of directors. A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

D.            Vacancies. Any vacancies in the Board of Directors may be filled in the manner provided in the Bylaws of the Corporation.

E.            Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 5 hereof) voting together as a single class and consistent with § 2-406 of the MGCL.

F.            Stockholder Proposals and Nominations of Directors. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article IX

Bylaws

Pursuant to § 2-109(b)) for the MGCL, the Board of Directors shall have the exclusive power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board.

ARTICLE X

Indemnification

The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in the Bylaws with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

Article XI

Limitation of Liability

To the fullest extent permitted by Maryland law, an officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved in a legal proceeding that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

ARTICLE XII

Selection of Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The provisions of this Article 12 shall not apply to claims arising under the federal securities laws. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 12.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE XIII

Amendment

The Corporation reserves the right to amend or repeal any provision contained in these Articles in the manner prescribed by the MGCL, including any amendment altering the terms or contract rights, as expressly set forth in these Articles, of any of the Corporation’s outstanding stock by classification, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL, and all rights conferred upon stockholders are granted subject to this reservation.

The Board of Directors, pursuant to a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number), and without action by the stockholders, may amend these Articles to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

No proposed amendment or repeal of any provision of these Articles shall be submitted to a stockholder vote unless the Board of Directors shall have (1) approved the proposed amendment or repeal, (2) determined that it is advisable, and (3) directed that it be submitted for consideration at either an annual or special meeting of the stockholders pursuant to a resolution approved by the Board of Directors. Any proposed amendment or repeal of any provision of these Articles may be abandoned by the Board of Directors at any time before its effective time upon the adoption of a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number).

Any amendment or repeal of any provision of these Articles that is directed by the Board of Directors to be submitted for consideration and vote by the shareholders must be approved by at least two-thirds (2/3) of all votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the matter (after giving due effect to the provisions of Article 5 of these Articles).

Notwithstanding any other provision of these Articles or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by these Articles, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 5), voting together as a single class, shall be required to amend or repeal this Article 13, Section B or C of Article 5, Article 8 (other than the removal of the list of initial directors), Article 9, Article 10, Article 11 or Article 12.

ARTICLE XIV

Incorporator

The name and mailing address of the sole incorporator is as follows:

Phillip K. Willett

202 North Main Street

Deer Lodge, Montana 59722

IN WITNESS WHEREOF, PSB Financial, Inc. has caused these Articles of Incorporation to be executed and sealed by its duly authorized officer on this 10th day of September, 2025.

PSB FINANCIAL, INC.

By:	/s/ Phillip K. Willett
Name:	Phillip K. Willett
Title:	President and CEO